Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hennessy Advisors, Inc. on Form S-3 of our report dated December 6, 2023, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022 appearing in the Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

December 8, 2023